Exhibit 1A-15.4

10 E. Stow Road, Suite 250 Marlton, NJ 08053 (856) 382-8550 www.lexnovalaw.com	Markley S. Roderick, Esquire Member of the NJ and PA Bar Direct Dial (856) 382-8402 mroderick@lexnovalaw.com

LIMITED LIABILITY COMPANY

December 3, 2021

Filed Via EDGAR with copy by email

Division of Corporation Finance

Office of Finance

Securities and Exchange Commission

Washington, D.C. 20549

Re:	iCross Premier LLC (the “Company”)
Amendment No. 2 to
Offering Statement on Form 1-A
Filed October 25, 2021
File No. 024-11642

Dear Sir/Madam:

This is in response to your letter of November 9, 2021. We have copied below the comments from your letter and provided the company’s response below each comment.

Your Comment #1 - Amendment No. 2 to Offering Statement on Form 1-A filed October 25, 2021

Regulation of Lenders, page 7

We note your response to our prior comment 10. Please revise to discuss the specific ways in which the federal government will regulate you.

Our Response:

The disclosures have been revised.

Your Comment #2 - The Investment Agreement Limits Your Rights, page 8

We note your response to our prior comment 9. Revise the first sentence of the last bullet on page 8 to clarify, if true, that you are referring to federal or state courts.

Our Response:

The disclosures have been revised.

Your Comment #3 - Securities Being Offered: The Notes, page 17

Please reconcile your statement here that investors are lending money to the Company “for the specified period of time” with the fact that the Notes do not have fixed maturity dates.

Our Response:

The disclosures have been revised.

Your Comment #4 - Sale and Distribution of Securities, page 22

We note your response to our prior comment 13 regarding the availability of Rule 3a4-1. Tell us whether your Manager, its President, either Executive Vice President, or any officers of employees of the Manager will be paid any commissions or other compensation in connection with the sale of the Notes.

Our Response:

Neither the Manager, President, Executive Vice President, or any other officer of employee of the Company or the Manager will be paid any commissions or other compensation in connection with the sale of the Notes.

Your Comment #5 - Management Discussion, page 36

We note your response to our prior comment 14. In this regard please:

●	Revise the discussion in the Liquidity and Capital Resources discussion on page 29 to state the specific dollar amount of funds that the Manager has agreed to pay in the event you have a funding shortfall representing “the first six months of your operating expenses;”

●	State in that section whether such funds will include capital for making loans, and if so, how much;

●	Explain in that section whether such payment by the manager will be in the form of a loan, purchase of equity or otherwise; and

●	File this agreement as an exhibit to your offering statement. If it is an oral agreement, add a risk factor addressing the fact that the agreement is not in writing.

Our Response:

The disclosures have been revised and an Exhibit added.

Your Comment #6 - General

We note that the status of iCross under the Investment Company Act of 1940 depends on its ability to rely continuously on the exemption provided under section 3(c)(5)(c). Please provide a sufficiently detailed factual and legal analysis with citation to proper authorities regarding how iCross’ current business plans will permit it to maintain an exemption from registration under the Investment Company Act of 1940.

In addition, please amend the company’s Form 1-A to include comprehensive investment company status risk factor disclosure that describes the company’s legal position, addresses the investment and other constraints associated with continuous compliance with section 3(c)(5)(c), and informs investors of the consequences of being deemed an investment company.

Our Response:

The disclosures have been revised.

Your Comment #7 – General

We note your response to our prior comment 3 and your revised disclosure on page 25 regarding “Any fees paid to the Manager and its affiliates.” Provide a discussion clearly explaining under what circumstances you might pay fees to the Manager. State whether there is any agreement or other document that governs such fees. State whether you or the manager have the discretion to initiate such payments.

Our Response:

The disclosures have been revised.

*****

Thank you for your continued attention to this matter. Please let me know if you have further questions or need additional information.

Very truly yours,

Lex Nova Law, LLC

/s/ Markley S. Roderick
Markley S. Roderick

MSR/jae

Enclosure

cc:	Lily Guo (w/o encl.)

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